EXHIBIT 99.1

NEWS RELEASE for October 20, 2005 at 7:30 AM EDT

Investors:

Roberta Smigel

Clarient Inc.

 (949) 443-3355

CLARIENT REPORTS 2005 THIRD QUARTER, NINE MONTH RESULTS

Revenue increases 91% and Operating Loss Declines 20% Compared to

Prior Year Third Quarter

SAN JUAN CAPISTRANO, Calif. (October 20, 2005) – Clarient , Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today reported total net revenue of $4.9 million for the third quarter ended September 30, 2005, a 91 percent increase over the prior year’s third quarter net revenue of $2.6 million.  Diagnostic services revenue, net of contractual discounts, from the Company’s laboratory operation was $3.0 million in the third quarter of 2005, an increase of 273 percent over the third quarter of 2004.  The net loss attributable to common stock for the third quarter of 2005 was $4.3 million or $0.08 per share, a 20 percent reduction from the $5.4 million or $0.10 loss per share in the third quarter of 2004.

Ron Andrews, President and CEO, said, “We are pleased with the revenue growth achieved in this past quarter, as the ramp in system sales and our diagnostic services business both continued strongly, resulting in a doubling and tripling of revenues in those respective categories over the same period of last year.  At the same time, our cash receipts were positively impacted as a direct result of our development and distribution agreement with DAKO Cytomation (“DAKO”), which produced cash collections of more than $1 million in the past quarter, although applicable accounting rules require that we recognize a portion of these receipts as revenue in later periods.”

Revenue from diagnostic laboratory services increased 15 percent sequentially compared to the second quarter of 2005, despite the traditional summer slowdown in the diagnostic and device segments.  Revenue from the sale of systems was $900,000 in the third quarter of 2005, more than twice that of the third quarter of 2004. Automated Cellular Imaging System (ACIS®) related fee-per-use and other revenue was $1.0 million in the 2005 third quarter as compared to $1.3 million in the third quarter of 2004 due to a lower number of systems on lease.  The current year figure included $150,000 of revenue associated with the Company’s previously announced development project for DAKO.

Gross profit in the third quarter of 2005 was $2.0 million, representing a gross margin of 41 percent, as compared to $400,000 and 16 percent in the same quarter of the prior year.  Operating expenses were $6.2 million in the third quarter of 2005, an increase of 8 percent compared to $5.8 million in the 2004 third quarter. The current year figure includes $300,000 of non-cash charges related to rental expense for the Company’s new facility, which is still in the process of being built to the Company’s specifications, $200,000 of expenses for Sarbanes-Oxley 404 compliance costs and $100,000 of severance costs.

“We are at an important junction for our Company,” continued Andrews. “We are transitioning to a new, larger facility that will give us the room we need to match the exciting growth we are experiencing, particularly in our diagnostic services operations. Although this transition will involve significant costs and resources, we believe that this investment positions us well for the future.  The continued success of diagnostic services sales growth and the potential that exists for our development and distribution arrangement with DAKO make us very encouraged as we look forward.”

Net revenue for the nine months ended September 30, 2005 was $14.1 million compared to $6.9 million for the same period in 2004, an increase of 105 percent.  Net loss for the nine months ended September 30, 2005 was $11.1 million, or $0.21 per share, compared to a net loss of $13.8 million, or $0.29 per share, for the nine months of 2004.

The balance of cash at September 30, 2005 was $2.1 million and the Company had $3.5 million of availability under its working capital line of credit.  The cash balance figure represents a reduction of $1.4 million for the most recent quarter compared to a reduction of $3.3 million in the second quarter of 2005.  The Company’s cash receipts during the quarter were positively impacted by the collection of more than $1 million of payments under the Company’s development and distribution agreement with DAKO.  Approximately $700,000 of these payments relate to nine systems that the Company made available in the third quarter to DAKO for later sale to end users, although applicable accounting rules require that the revenue associated with these sales be recognized in the fourth quarter or in later periods when the systems are effectively delivered.  An additional $450,000 of payments from DAKO relate to development activities towards the next generation of the ACIS® medical device.

As previously reported, the Company will require additional financing to fund, among other things, the planned expansion of the Company’s laboratory service operations, capital expenditures related to the build-out of the Company’s new facility (and expenses incurred in moving existing operations to that facility) and expenses associated with the anticipated increase in placements of the ACIS® system through the Company’s development and distribution arrangement with DAKO.  The Company has explored a number of financing alternatives to fund its continued growth and aims to complete a financing transaction in the near future.

New Member Named to Board of Directors

The Company also announced that it added James A. Datin to the board.  Mr. Datin is Executive Vice President and Managing Director of Life Sciences of Safeguard Scientifics, Inc., Clarient’s majority shareholder.  Mr. Datin replaces Anthony L. Craig, former President and Chief Executive Officer of Safeguard.

Prior to Safeguard, Datin was Chief Executive Officer of TouchPoint Solutions, Inc., a provider of software that enables customers to develop and deploy applications, content and media on multi-user interactive devices.  Prior to TouchPoint, he served as Group President of Dendrite International, a provider of sales, marketing, clinical and compliance solutions and services to global pharmaceutical and other life science companies.  He has also had previous assignments with GlaxoSmithKline, E Merck and Baxter.  Datin holds a B.B.A. in Marketing from Marshall University, and completed the Executive MBA program with honors at The University of New Haven.

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Conference Call & Webcast

The Company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations.  Interested participants may access the live webcast through the Company’s website (www.Clarientinc.com).  Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About Clarient Inc.

Clarient provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients. A majority-owned subsidiary of Safeguard Scientifics, Inc., Clarient was formed in 1996 to develop and market the Automated Cellular Imaging System (ACIS). This digital imaging and assessment system allowed pathologists, for the first time, to obtain potentially more reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the Clarient Diagnostic Services business. This facility and the Clarient team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

Clarient’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using Clarient technology and services. Clarient and ACIS are registered trademarks of Clarient. For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, and are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to  the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to continue to develop and expand its instrument systems business and its diagnostic laboratory services business, the Company’s ability to successfully move and consolidate the Company’s two operating facilities into one new facility, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with DAKO Cytomation,, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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Tables to Follow

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
Laboratory Services	$3,030	$812	$7,556	$981
Per Click and Other	978	1,309	3,325	4,328
System Sales	898	442	3,241	1,577
Total Revenue	4,906	2,563	14,122	6,886

Cost of revenue	2,893	2,167	8,054	4,224
Gross profit	$2,013	$396	$6,068	$2,662

Gross profit%	41.0%	15.5%	43.0%	38.7%

Expenses:
Selling, general and administrative	3,713	3,467	9,824	10,302
Laboratory Services	1,554	1,045	4,525	2,553
Research and development	952	1,241	2,668	3,570
Total operating expenses	$6,219	$5,753	$17,017	$16,425

Other (income)/expense	91	(5)	153	72

Net loss attributable to common stock	$(4,297)	$(5,352)	$(11,102)	$(13,835)

Net loss per common share:
Basic	$(0.08)	$(0.10)	$(0.21)	$(0.29)

Weighted average number of common shares outstanding	51,854,049	51,428,084	51,745,312	48,123,537

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	Dec 31,
	2005	2004

Cash and cash equivalents	$2,092	$10,045
Accounts receivable, net*	4,223	2,660
PP&E, net*	5,399	6,084
All other assets, net*	2,926	1,368

Total Assets	$14,640	$20,157

Total Liabilities	$13,246	$8,269
Stockholders’ Equity	1,394	11,888

Total Liabilities and Stockholders’ Equity	$14,640	$20,157

*  The Company’s October 20, 2005 press release inadvertently identified Accounts receivable, net, PP&E, net and All other assets, net as of September 30, 2005 as $4,223, $5,399 and $2,926 respectively.  The amounts should have been identified as Accounts receivable, net $4,244, PP&E, net $6,306 and All other assets, net $1,998.